Exhibit 23.1


                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report date January 27, 1999 except as to Note 18, which is as of February 16, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Aquarion Company, which is incorporated by reference in Aquarion Company's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 27, 1999 except as to Note 18, which is as of February 16, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
December 10, 1999